EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	January 25, 2010
Contacts:	Ken Taylor, EVP/CFO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS 2009 EARNINGS

Porterville, CA – January 25, 2010 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the year ended December 31, 2009. Net income for the fourth quarter of 2009 was $3.5 million, and diluted earnings per share were $0.30. In comparison, the Company recorded a net loss in the fourth quarter of 2008 due in large part to a relatively high loan loss provision necessitated by write-downs on certain acquisition and development loans. A $10 million drop in the loan loss provision was the largest difference for the comparative quarters, but a higher level of net interest income, due to a stronger net interest margin, also contributed to improvement in pretax income. Comparative results for the quarter also reflect a 37% increase in total non-interest expense due to increases in FDIC costs, OREO operating expense, and other credit-related expenses. Sierra Bancorp generated a return on average equity of 10.48% and a return on average assets of 1.07% for the fourth quarter of 2009.

Net income was $8.9 million for the year, while diluted earnings per share were $0.86, return on average equity was 7.56%, and return on average assets was 0.68%. In addition to a $28 million increase in capital, which includes $20.4 million from a private placement of common equity in the third quarter of 2009, notable balance sheet changes for the year include the following: Core deposit balances, defined as all deposits except brokered deposits and time deposits of $100,000 or greater, increased $109 million, or 17%; wholesale-sourced brokered deposits declined by $88 million, or 76%, while CDARS deposits increased by $29 million, or 26%, and other customer time deposits of $100,000 or greater increased by $13 million, or 7%; the balance of securities sold under agreement to repurchase declined by $24 million; and Federal Home Loan Bank (FHLB) borrowings were reduced by $60 million, or 66%. Furthermore, our balance of investment securities increased $35 million, or 14%, while fed funds sold fell by $6 million and gross loan and lease balances dropped $62 million, or 7%. Also of note, cash and due from banks increased by $20 million due to a higher level of interest-earning balances, and the prepayment of $6 million in FDIC fees in late 2009 is reflected in the increase in other assets. Nonperforming assets were up by $36 million, or 96%, for the year, but dropped by $7 million, or 9%, during the fourth quarter. Our allowance for loan and lease losses increased to 2.68% of total loans at December 31, 2009 from 1.59% at the end of 2008.

“We’re pleased to have generated a profit in 2009 despite ongoing credit issues, and this marks our 27th straight year of positive net earnings,” commented James C. Holly, President and CEO. “To address credit issues and help maintain profitability going forward, we substantially enhanced our special assets group and centralized the management of certain problem credits in late 2009. That change is already adding value as witnessed by the drop in nonperforming assets during the fourth quarter. Other positives for the year include robust growth in customer deposits, strong levels of non-interest income, a significant reduction in wholesale borrowings and related improvement in our liquidity position, stout capital levels, and a solid investment portfolio,” Holly noted. “Moreover, there are signs of improvement in the national economy and real estate values in our market areas appear to have stabilized, giving cause for guarded optimism. That being said, California’s economy remains under considerable stress, and the year ahead is likely to be another challenging year. Resolving

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Sierra Bancorp Financial Results

January 25, 2010

credit issues, growing core deposits and controlling expenses will be key focus areas this year, and we also plan to ready ourselves for opportunities that will arise as economic improvement becomes more pronounced. This should enable us to remain profitable and progressively resume asset growth, thereby serving the best interest of our loyal shareholders, customers and employees,” Holly concluded.

Financial Highlights

Net interest income increased $1.9 million, or 14%, for the fourth quarter, and $1.4 million, or 2%, for the year in 2009, relative to 2008. The increase for the quarter can be explained by a 66 basis point increase in our net interest margin, the impact of which was partially offset by a $9 million drop in average interest-earning assets. For the year-over-year comparison, average interest-earning assets were $24 million higher, although growth during the past year has been in investments and fed funds sold while higher-yielding loan balances declined. Our net interest margin was 2 basis points higher in 2009 than in 2008. Our net interest margin was significantly impacted by net interest reversals and recoveries in 2009 and 2008. The variance in our net interest margin for the comparative quarters would have been negative 6 basis points, if not for net interest recoveries of $564,000 in the fourth quarter of 2009 relative to net interest reversals of $1.6 million in the fourth quarter of 2008. Net interest reversals for the year totaled only $148,000 in 2009 but were close to $2 million in 2008, and without those reversals our net interest margin would have dropped 13 basis points. Our net interest margin was negatively impacted by increases in average non-performing assets, which were $56 million higher for the quarterly comparison and $47 million higher for the year. Those unfavorable variances were partially offset by a lower cost of funds, resulting from higher average core deposit balances and the easing of market pressures on deposit rates. Our current interest rate risk profile indicates that, all else being equal, if interest rates were to increase by 100 basis points over the next 12 months, interest-earning assets would initially re-price more slowly than interest-bearing liabilities which could have a slight negative impact on our net interest margin. The more rates rise, however, the more asset-sensitive we become and the more the initial negative impact would be offset. If interest rates were to decline, rates on many of our deposits would hit natural floors of close to zero while asset yields would continue to decline, compressing our net interest margin and also creating a negative impact on net interest income.

The Company’s loan loss provision was down $10 million, or 74%, in the fourth quarter of 2009 relative to the fourth quarter of 2008, but was up by $2 million, or 11%, for the year. The drop for the quarter is due to the exceptional level of provisioning in the fourth quarter of 2008, resulting from significant growth in the balance of non-performing assets and a high level of loan losses. Net loans charged off in the fourth quarter of 2009 were $3.2 million versus a total of $9.8 million in the fourth quarter of 2008, while net charge-offs for the year were $13.0 million in 2009 and $16.6 million in 2008. Much of the charged-off amount in the fourth quarter of 2008 came from writing down just six non-accruing acquisition/development and land loans, due to updated appraisals reflecting steep declines in fair values. The level of real-estate loan charge-offs declined in 2009, but we did experience higher levels of unsecured consumer and commercial loan charge-offs as well as an increase in charge-offs on agricultural production loans. In addition to reserve replenishment related to charge-offs, much of our 2009 loan loss provision was used to enhance specific reserves on nonperforming loans, which increased to $47 million at the end of 2009 from $30 million at the end of 2008. Our detailed analysis indicates that as of December 31, 2009, the Company’s $23.7 million allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of that date. However, no assurance can be given that we will not experience substantial future losses relative to the size of the allowance. Our allowance for loan and lease losses was 2.68% of total loans at December 31, 2009, up from 1.59% at year-end 2008.

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Sierra Bancorp Financial Results

January 25, 2010

Service charge income on deposits increased slightly in the fourth quarter of 2009 relative to the fourth quarter of 2008, and was up by $349,000, or 3%, for the year-over-year comparison. While the Company’s transaction accounts and associated balances are increasing, service charges have declined as a percentage of those balances despite increases in per-transaction fees. Because the decline is centered in returned item and overdraft fees, the largest component of deposit service charges, it is our assumption that consumers and businesses are managing cash more carefully in this difficult economy.

The $1 million gain on investments in 2009 primarily represents gains taken on the sale of $30 million in mortgage-backed securities in September. We reinvested the proceeds in high-quality agency-issued mortgage-backed securities, with the overall transaction having a positive net present value due to interest rate anomalies and the timing of sales versus purchases. Investment gains in 2008 consist entirely of gains on called securities.

There were no material changes in loan sale and servicing income, but other non-interest income increased by $377,000, or 56%, for the quarter, and by $126,000, or 3%, for the year. The increase for the quarter is primarily due to a significant increase in income from bank-owned life insurance (BOLI). The annual increase also includes a substantially higher level of BOLI income, but much of that increase was negated by non-recurring income in the first quarter of 2008. BOLI income increased $503,000 for the quarter and $1.2 million for the year, because of 2009 gains on BOLI associated with deferred compensation plans relative to losses in 2008, although associated deferred compensation plan expense accruals were also higher, as noted below. Additional factors contributing to the change in other non-interest income for the fourth quarter and the year include the following: dividends on our $9 million investment in FHLB stock were suspended for most of 2009, leading to a drop in income on restricted stock totaling $73,000 for the quarter and $523,000 for the year; pass-through operating costs associated with our investment in low-income housing tax credit funds, which are accounted for as a reduction in income, declined $66,000 for the quarter but increased by $201,000 for the year; we recognized a one-time gain of $289,000 in the first quarter of 2008 resulting from the mandatory redemption of a portion of our Visa shares, pursuant to Visa’s initial public offering in March 2008; we realized a non-recurring $82,000 gain on the sale of property adjacent to one of our branches in the first quarter of 2008; and we received a non-recurring $75,000 contingent final payment in the first quarter of 2008 related to the outsourcing of our merchant services function in 2006.

With regard to non-interest expense, salaries and benefits increased by $1.8 million, or 58%, for the fourth quarter of 2009 and by $2.3 million, or 14%, for the year, relative to 2008. The relatively large increase in the fourth quarter is due to the reversal in the fourth quarter of 2008 of $1.6 million that had been accrued for incentive compensation payments. A similar reversal was reflected in the third quarter in 2009, so the net impact on the year-over -year comparison was minimal. The increase in salaries and benefits for the year can be attributed in part to an $861,000 drop in salaries deferred pursuant to FAS 91, due to lower loan origination activity. Furthermore, as noted above, because of participant gains on deferred compensation plans in 2009 relative to losses in 2008, deferred compensation expense accruals increased by $300,000 for the fourth quarter and $768,000 for the year, although deferred compensation expense accruals are offset by non-taxable gains on BOLI. Also impacting compensation costs were normal annual salary adjustments, the addition of staff for branches opened in July and November of 2008 and October of 2009, and strategic staff additions in 2009 to help address credit issues and position the Company for future growth opportunities. Occupancy expense also increased, rising by $58,000, or 3%, for the fourth quarter and by $441,000, or 7%, for the year, due primarily to costs associated with our newer branches and annual rent increases.

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Sierra Bancorp Financial Results

January 25, 2010

Other non-interest expenses rose by $1.2 million, or 36%, for the fourth quarter of 2009 and by $5.5 million, or 44%, for the year, relative to 2008. The largest increase in this category was in FDIC costs, which were up $539,000 for the quarter and $2.8 million for the year. The annual increase includes a $592,000 accrual in the second quarter of 2009 for an industry-wide special assessment, and the increases for both the quarter and the year reflect significantly higher regular assessment rates. Other large changes in non-interest expenses for the comparative 2009 and 2008 periods include the following: Marketing expense declined by $216,000 for the quarter and by $417,000 for the year; lending costs increased by $236,000 for the quarter and $1.5 million for the year, due to foreclosed asset write-downs, an increase in foreclosed asset operating expenses, higher demand and foreclosure costs, and higher appraisal costs; legal costs associated with collections were up $169,000 for the quarter and $148,000 for the year; deposit-related costs were up $429,000 for the year, due in large part to a non-recurring $104,000 EFT processing rebate received in the second quarter of 2008 and one-time incentives totaling $242,000 received in the first quarter of 2008; and, gains on directors deferred compensation plans in 2009 relative to losses in 2008 resulted in increases in expense accruals for deferred directors’ fees totaling $288,000 for the quarter and $796,000 for the year.

Our income tax accrual rate in 2009 was 24.5% for the fourth quarter and 6.8% for the year. It appears relatively low in comparison to prior years due to lower taxable income, higher levels of tax-exempt interest income and BOLI income, and a high level of tax credits relative to taxable income. Our tax credits stem from investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during 2009 include an increase in total assets of $8 million, or 1%. All of the net growth in assets came from higher levels of investment securities and interest-earning bank balances. Investment portfolio balances increased by $35 million, or 14%, due to growth in agency-issued mortgage-backed and municipal securities. As noted earlier, we repositioned our investment portfolio in September, thereby realizing $1 million in gains but slightly increasing duration. Interest-earning balances in banks increased by $27 million, primarily due to year-end balances left in our Federal Reserve Bank account at higher yields than could be realized by selling those balances to correspondent banks as fed funds. Non-earning cash and balances due from banks declined $7 million during the year, partially offsetting the increase in interest-earning balances, and the balance of fed funds sold dropped to zero at the end of 2009 from $6 million at year-end 2008.

Gross loans and lease balances were down $62 million, or 7%, for the year. Real estate loan balances dropped $39 million, or 6%, due to runoff, the charge-off or write-down of uncollectible balances, and transfers to OREO. Commercial loans were down $10 million, or 7%, and consumer loans declined $8 million, or 12%, also because of runoff and a relatively high level of charge-offs. Agricultural production loans dropped $4 million, or 27%, due mainly to seasonal fluctuations. Weak loan demand from quality borrowers and heightened selectivity on the part of the Company in a difficult credit environment contributed to overall loan runoff.

The $73 million balance of non-performing assets at December 31, 2009 reflects an increase of $36 million, or 96%, since year-end 2008, but a drop of $7 million, or 9%, relative to the balance at the end of the third quarter. The annual increase includes net increases of $17 million in nonperforming loans and $19 million in foreclosed assets. The increase in nonperforming loans came from the net addition of $11 million in loans secured by real estate, $3 million in commercial loans, and $3 million in SBA loans. The drop in nonperforming assets in the fourth quarter was primarily in real estate loans, which were down $12 million, although foreclosed assets increased by $2 million. All impaired assets at December 31, 2009 are carried at the lower of cost or fair market value, and are well-reserved based

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Sierra Bancorp Financial Results

January 25, 2010

on current loss expectations. Our allowance for loan and lease losses increased to $23.7 million at the end of 2009, from $15.1 million at the end of 2008.

Other assets were up $27 million for the year. The increase includes a $19 million increase in foreclosed assets, as previously noted, as well as the $6 million prepayment of FDIC fees. The prepaid asset now on our books for FDIC fees has a slight negative impact on our net interest margin since it requires funding, but it will be reduced over the next three years as actual FDIC assessments are paid.

Total deposits increased by $64 million, or 6%, during 2009, and core deposit balances, which exclude brokered deposits and time deposits over $100,000, were up $109 million, or 17%. Customer deposits, which exclude only wholesale-sourced brokered deposits, increased by $151 million, or 16%, during the year. Much of the growth in customer deposits was in time deposits, including a $29 million increase in CDARS deposits and a $45 million increase in other customer time deposits. Non-maturity deposits also experienced a healthy increase, with combined NOW/savings balances up $58 million, or 37%, and money market deposits up $18 million, or 12%. Customer repos, reflected in other interest-bearing liabilities, were down $24 million because of the transfer of money into money market deposits, and we were able to let $60 million in FHLB borrowings roll off as the result of the increase in deposits and the overall decline in funding needs.

As noted previously, the Company’s private placement in August raised a net $20.4 million in capital. With the addition of earnings, less dividends paid, and a $1.7 million increase in accumulated other comprehensive income resulting from an increase in the market value of our investment securities, total capital increased by $27.7 million, or 26%, during 2009.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 33rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has 24 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, with over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

January 25, 2010

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2009	12/31/2008	% Change	12/31/2009	12/31/2008	% Change
Interest Income	$17,553	$17,923	-2.1%	$70,146	$77,938	-10.0%
Interest Expense	2,306	4,547	-49.3%	12,177	21,329	-42.9%

Net Interest Income	15,247	13,376	14.0%	57,969	56,609	2.4%
Provision for Loan & Lease Losses	3,597	13,636	-73.6%	21,574	19,456	10.9%

Net Int after Provision	11,650	(260)	-4580.8%	36,395	37,153	-2.0%
Service Charges	2,970	2,948	0.7%	11,552	11,203	3.1%
Loan Sale & Servicing Income	25	13	92.3%	108	43	151.2%
Other Non-Interest Income	1,047	670	56.3%	4,520	4,394	2.9%
Gain (Loss) on Investments	—	—	0.0%	1,099	347	216.7%

Total Non-Interest Income	4,042	3,631	11.3%	17,279	15,987	8.1%
Salaries & Benefits	4,930	3,113	58.4%	18,963	16,666	13.8%
Occupancy Expense	1,801	1,743	3.3%	6,949	6,508	6.8%
Other Non-Interest Expenses	4,466	3,295	35.5%	18,226	12,685	43.7%

Total Non-Interest Expense	11,197	8,151	37.4%	44,138	35,859	23.1%
Income Before Taxes	4,495	(4,780)		9,536	17,281	-44.8%
Provision for Income Taxes	962	(2,897)		608	3,868	-84.3%

Net (Loss) Income	$3,533	$(1,883)		$8,928	$13,413	-33.4%

TAX DATA
Tax-Exempt Muni Income	$630	$591	6.6%	$2,476	$2,368	4.6%
Tax-Exempt BOLI Income	$350	$(153)	-328.8%	$1,561	$408	282.6%
Interest Income—Fully Tax Equiv	$17,892	$18,241	-1.9%	$71,479	$79,213	-9.8%
NET CHARGE-OFFS (RECOVERIES)	$3,245	$9,817	-66.9%	$12,952	$16,639	-22.2%

PER SHARE DATA	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2009	12/31/2008	% Change	12/31/2009	12/31/2008	% Change
Basic Earnings per Share	$0.30	($0.19)		$0.86	$1.40	-38.6%
Diluted Earnings per Share	$0.30	($0.19)		$0.86	$1.37	-37.2%
Common Dividends	$0.10	$0.17	-41.2%	$0.40	$0.68	-41.2%
Wtd. Avg. Shares Outstanding	11,620,491	9,669,519		10,343,502	9,607,184
Wtd. Avg. Diluted Shares	11,662,363	9,799,069		10,415,084	9,779,657
Book Value per Basic Share (EOP)	$11.57	$11.04	4.8%	$11.57	$11.04	4.8%
Tangible Book Value per Share (EOP)	$11.10	$10.47	6.0%	$11.10	$10.47	6.0%
Common Shares Outstanding (EOP)	11,620,491	9,673,291		11,620,491	9,673,291

KEY FINANCIAL RATIOS	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2009	12/31/2008		12/31/2009	12/31/2008
Return on Average Equity	10.48%	-6.90%		7.56%	12.86%
Return on Average Assets	1.07%	-0.57%		0.68%	1.05%
Net Interest Margin (Tax-Equiv.)	5.23%	4.57%		5.00%	4.98%
Efficiency Ratio (Tax-Equiv.)	56.19%	47.57%		57.69%	48.73%
Net C/O’s to Avg Loans (not annualized)	0.36%	1.04%		1.40%	1.79%

AVERAGE BALANCES	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2009	12/31/2008	% Change	12/31/2009	12/31/2008	% Change
Average Assets	$1,310,418	$1,313,869	-0.3%	$1,307,951	$1,283,362	1.9%
Average Interest-Earning Assets	$1,181,958	$1,190,939	-0.8%	$1,187,030	$1,163,405	2.0%
Average Gross Loans & Leases	$901,685	$947,318	-4.8%	$926,326	$931,382	-0.5%
Average Deposits	$1,094,037	$1,011,929	8.1%	$1,087,219	$944,891	15.1%
Average Equity	$133,763	$108,590	23.2%	$118,159	$104,269	13.3%

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Sierra Bancorp Financial Results

January 25, 2010

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	12/31/2009	12/31/2008	Annual Chg
ASSETS
Cash and Due from Banks	$66,234	$46,010	44.0%
Securities and Fed Funds Sold	278,168	248,913	11.8%
Agricultural	9,865	13,542	-27.2%
Commercial & Industrial	132,229	142,674	-7.3%
Real Estate	666,894	706,342	-5.6%
SBA Loans	18,626	19,463	-4.3%
Consumer Loans	56,992	64,619	-11.8%

Gross Loans & Leases	884,606	946,640	-6.6%
Deferred Loan Fees	(640)	(1,365)	-53.1%

Loans & Leases Net of Deferred Fees	883,966	945,275	-6.5%
Allowance for Loan & Lease Losses	(23,715)	(15,094)	57.1%

Net Loans & Leases	860,251	930,181	-7.5%
Bank Premises & Equipment	20,069	19,280	4.1%
Other Assets	109,373	81,908	33.5%

Total Assets	$1,334,095	$1,326,292	0.6%

LIABILITIES & CAPITAL
Demand Deposits	$233,204	$232,168	0.4%
NOW / Savings Deposits	214,100	156,322	37.0%
Money Market Deposits	165,097	146,896	12.4%
Time Certificates of Deposit	513,031	526,112	-2.5%

Total Deposits	1,125,432	1,061,498	6.0%
Junior Subordinated Debentures	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	30,000	113,919	-73.7%

Total Deposits & Int.-Bearing Liab.	1,186,360	1,206,345	-1.7%
Other Liabilities	13,255	13,147	0.8%
Total Capital	134,480	106,800	25.9%

Total Liabilities & Capital	$1,334,095	$1,326,292	0.6%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	12/31/2009	12/31/2008	Annual Chg
Non-Accruing Loans	$46,974	$29,786	57.7%
Over 90 Days PD and Still Accruing	—	71	-100.0%
Foreclosed Assets	25,654	7,127	260.0%

Total Non-Performing Assets	$72,628	$36,984	96.4%

Non-Perf Loans to Total Loans	5.31%	3.15%
Non-Perf Assets to Total Assets	5.44%	2.79%
Allowance for Ln Losses to Loans	2.68%	1.59%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	12/31/2009	12/31/2008
Shareholders Equity / Total Assets	10.1%	8.1%
Loans / Deposits	78.6%	89.2%
Non-Int. Bearing Dep. / Total Dep.	20.7%	21.9%

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